UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 15, 2007

Javelin Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-31114	88-0471759

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 CambridgePark Drive, Cambridge Massachusetts	02140

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (617) 349-4500

N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry in to a Material Definitive Agreement.
     On February 15, 2007, Javelin Pharmaceuticals, Inc. (“Javelin”) entered into a Commercial Supply Agreement (the “Supply Agreement”) with Precision Pharma Services, Inc. (“Precision”). The initial term of the Supply Agreement is two years, and it is renewable in one-year increments. Under the Supply Agreement, Precision agreed to manufacture Javelin’s requirements for the supply of Dyloject™, Javelin’s Diclofenac Sodium (75mg/2mL) injection product, in accordance with U.S. and E.U. good manufacturing practices. Javelin committed to purchase at least $7,650,000 worth of product during the two year period beginning on April 1, 2007.
     Either party may terminate the Supply Agreement upon written notice if the other party is in material breach of any provision thereof, subject to applicable thirty (30) or ninety (90) day cure periods. Either party may also terminate the Supply Agreement upon sixty (60) days’ prior written notice upon the occurrence of certain standard events involving the bankruptcy or insolvency of the other party, and the Supply Agreement shall automatically terminate upon the occurrence of certain events specified therein. Moreover, Javelin may elect to terminate the Supply Agreement if Precision fails to meet its performance obligations regarding the manufacture of Dyloject™ in accordance with good manufacturing practices, and under certain other conditions.
     Javelin intends to submit a FOIA Confidential Treatment Request to the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended, requesting that it be permitted to redact certain portions of the Supply Agreement. The omitted material will be included in the request for confidential treatment.
     The foregoing summary is qualified in its entirety by reference to the Supply Agreement, which will be attached as an exhibit to Javelin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

None.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAVELIN PHARMACEUTICALS, INC.
By:	/s/ Daniel B. Carr, M.D.
Name:	Daniel B. Carr, M.D.
	Title:	Chief Executive Officer

Dated: February 22, 2007